(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 21, 2026
(630) 906-5484

Old Second Bancorp, Inc. Reports Fourth Quarter 2025 Net Income of $28.8 Million,

or $0.54 per Diluted Share

AURORA, IL, January 21, 2026 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2025. Our net income was $28.8 million, or $0.54 per diluted share, for the fourth quarter of 2025, compared to net income of $9.9 million, or $0.18 per diluted share, for the third quarter of 2025, and net income of $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2024.

Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $30.8 million, or $0.58 per diluted share, for the fourth quarter of 2025, compared to $28.4 million, or $0.53 per diluted share, for the third quarter of 2025, and $20.0 million, or $0.44 per diluted share, for the fourth quarter of 2024. The pre-tax adjusting items impacting the fourth quarter of 2025 included the exclusion of $428,000 of mortgage servicing rights (“MSRs”) mark to market losses, and $2.3 million of transaction-related expenses, net of gains on branch sales, primarily from our acquisition of Bancorp Financial, Inc (“Bancorp Financial”). The adjusting items impacting the third quarter of 2025 included the exclusion of $13.2 million of day two provision for credit losses recorded with our acquisition of Bancorp Financial, $389,000 of MSRs mark to market losses, $430,000 of death benefits realized on BOLI, and $11.5 million of transaction-related expenses, net of gains on branch sales, primarily from our acquisition of Bancorp Financial. The adjusting items impacting the fourth quarter of 2024 included the exclusion of $385,000 of MSRs mark to market gains and $1.5 million of transaction-related expenses, net of losses on branch sales, primarily from our purchase of five branches from First Merchants Bank (“FRME”). See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $18.9 million in the fourth quarter of 2025 compared to the third quarter of 2025 driven by lower acquisition related costs. The increase was primarily due to a $16.7 million decrease in provision for credit losses, as $3.0 million of provision expense was recorded in the fourth quarter of 2025, compared to $13.2 million of a day two provision from our acquisition of Bancorp Financial and $6.5 million of provision expense in the prior linked quarter.  In addition, there was a $2.0 million decrease in interest expense driven by the decrease in interest paid on deposits, and a $10.2 million decrease in noninterest expense in the fourth quarter of 2025, compared to the prior linked quarter, mainly due to the timing of costs incurred related to our acquisition of Bancorp Financial. The increases to the fourth quarter of 2025’s net income, as compared to the prior quarter, were partially offset by a $1.8 million decrease in interest and dividend income, primarily due to declines in rates and volume on securities coupled with a decline on yields, partially offset by an increase in volume in the loan portfolio, a $955,000 decrease in noninterest income, and a $7.3 million increase in provision for income taxes. Net income increased $9.7 million in the fourth quarter of 2025 compared to the fourth quarter of 2024, primarily due to an increase of $27.0 million in interest and dividend income stemming from our acquisition of Bancorp Financial. The increase in net income compared to the prior year like quarter was partially offset by a $5.6 million increase in interest expense and an $8.6 million increase in noninterest expense, both of which were driven by the Bancorp Financial acquisition, as well as a $4.2 million increase in provision for income taxes due to higher pretax income.

Operating Results

●	Fourth quarter 2025 net income was $28.8 million, reflecting an $18.9 million increase from the third quarter of 2025, and an increase of $9.7 million from the fourth quarter of 2024. Adjusted net income, as defined above, was $30.8 million for the fourth quarter of 2025, an increase of $2.4 million from adjusted net income for the third quarter of 2025, and an increase of $10.8 million from adjusted net income for the fourth quarter of 2024.
●	Net interest and dividend income was $83.1 million for the fourth quarter of 2025, reflecting an increase of $276,000, or 0.3%, from the third quarter of 2025, and an increase of $21.5 million, or 34.9%, from the fourth quarter of 2024.
●	We recorded a net provision for credit losses of $3.0 million in the fourth quarter of 2025 compared to a net provision for credit losses of $19.7 million in the third quarter of 2025 and net provision for credit losses of $3.5 million in the fourth quarter of 2024. Provision for credit loss expense in the third quarter of 2025 included the $13.2 million impact of the Bancorp Financial day two purchase accounting.
●	Noninterest income was $12.2 million for the fourth quarter of 2025, a decrease of $955,000, or 7.3%, compared to $13.1 million for the third quarter of 2025, and an increase of $544,000, or 4.7%, compared to $11.6 million for the fourth quarter of 2024.
●	Noninterest expense was $52.9 million for the fourth quarter of 2025, a decrease of $10.2 million, or 16.2%, compared to $63.2 million for the third quarter of 2025, and an increase of $8.6 million, or 19.4%, compared to $44.3 million for the fourth quarter of 2024.
●	We had a provision for income tax of $10.5 million for the fourth quarter of 2025, compared to a provision for income tax of $3.2 million for the third quarter of 2025 and a provision for income tax of $6.3 million for the fourth quarter of 2024. The effective tax rate for each of the periods presented was 26.7%, 24.5%, and 24.7%, respectively. The effective tax rate for the fourth quarter 2025 exceeded both prior periods presented as we determined certain acquisition costs related to the Bancorp Financial transaction were not fully deductible.
●	On January 20, 2026, our Board of Directors declared a cash dividend of $0.07 per share of common stock, payable on February 9, 2026, to stockholders of record as of January 30, 2026.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	December 31,	September 30,	December 31,
	2025	2025	2024
Balance sheet summary
Total assets	$6,902,675	$6,991,754	$5,649,377
Total securities available-for-sale	1,090,523	1,157,480	1,161,701
Total loans	5,252,131	5,264,505	3,981,336
Total deposits	5,596,069	5,760,250	4,768,731
Total liabilities	6,005,907	6,125,069	4,978,343
Total equity	896,768	866,685	671,034

Total tangible assets	$6,749,787	$6,836,565	$5,534,086
Total tangible equity	743,880	711,496	555,743

Income statement summary
Net interest income	$83,051	$82,775	$61,584
Provision for credit losses	3,000	19,653	3,500
Noninterest income	12,154	13,109	11,610
Noninterest expense	52,935	63,163	44,322
Net income	28,787	9,871	19,110
Effective tax rate	26.69%	24.46%	24.68%

Profitability ratios
Return on average assets (ROAA)	1.64%	0.56%	1.34%
Return on average equity (ROAE)	12.92	4.61	11.38
Net interest margin (tax-equivalent)	5.09	5.05	4.68
Efficiency ratio	53.98	64.46	57.12
Return on average tangible common equity (ROATCE) [1]	16.15	6.16	13.79
Tangible common equity to tangible assets (TCE/TA)	11.02	10.41	10.04

Per share data
Diluted earnings per share	$0.54	$0.18	$0.42
Tangible book value per share	14.12	13.51	12.38

Company capital ratios [2]
Common equity tier 1 capital ratio	12.99%	12.44%	12.82%
Tier 1 risk-based capital ratio	13.41	12.85	13.34
Total risk-based capital ratio	15.66	15.10	15.54
Tier 1 leverage ratio	11.70	11.21	11.30

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	13.17%	13.14%	12.89%
Tier 1 risk-based capital ratio	13.17	13.14	12.89
Total risk-based capital ratio	14.42	14.39	13.82
Tier 1 leverage ratio	11.49	11.45	10.90

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 19 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second concluded a great year with an extremely strong fourth quarter.  Core earnings have exhibited very strong growth in recent periods and profitability remains among the best in the industry with return on average assets of 1.75% and return on average tangible equity of 17.23%, both excluding acquisition related purchase accounting and deal costs. The tax equivalent net interest margin has remained resilient and impressive at 5.09% and the adjusted efficiency ratio was a very healthy 51.28%. This strong bottom-line performance and a well-positioned balance sheet drove an increase in the tangible common equity capital ratio to 11.02% from 10.04% last year end and tangible book value per share increased by 14% in 2025 despite the dilution associated with a meaningful acquisition.”

“In summary, we are proud of the strength and sustainability of our performance, and with marginal spreads in loan and deposit markets improving, we are excited about the opportunities for additional growth in 2026.  We believe we have exceptional balance sheet flexibility and the strategic positioning to capitalize on growth opportunities that may come our way in the near future. I would like to thank our team for their hard work and execution in 2025, including integrations and systems conversions and upgrades that have made us a much better Old Second.  I could not be more excited about the things we can accomplish within the next year.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $52.8 million at December 31, 2025, $48.0 million at September 30, 2025, and $30.3 million at December 31, 2024. Nonperforming loans, as a percent of total loans, was 1.0% at December 31, 2025, 0.9% at September 30, 2025, and 0.8% at December 31, 2024. The $4.8 million increase in the fourth quarter of 2025 for nonperforming loans is driven by a $13.8 million increase in nonaccrual loans due to inflows of $18.3 million, primarily related to two commercial real estate relationships totaling $14.9 million, partially offset by outflows of $4.5 million, which include $2.4 million of loans paid off and $2.1 million of partial principal reductions from payments and partial charge-offs on loans. The increase to nonaccrual loans was partially offset by a $9.0 million decrease to loans past due 90 days or more and still accruing, primarily comprised of two legacy relationships, one that was paid off in the fourth quarter of 2025 and another that was downgraded to nonaccrual.
●	Total loans were $5.25 billion at December 31, 2025, reflecting a decrease of $12.4 million compared to September 30, 2025 and an increase of $1.27 billion compared to December 31, 2024. The significant increase from December 31, 2024 is primarily driven by the $1.19 billion of loans acquired in our acquisition of Bancorp Financial. The decline in loans from September 30, 2025 is influenced by the seasonal reductions within the powersport portfolio. Based on historical data, the powersport portfolio shows much higher origination volume from March through September as compared to the remainder of the year. Excluding loans purchased from the Bancorp Financial acquisition, organic loan growth, net of paydowns, totaled $76.1 million, or 1.9%, compared to December 31, 2024 total loans. Average loans (including loans held-for-sale) for the fourth quarter of 2025 totaled $5.28 billion, reflecting an increase of $61.3 million from the third quarter of 2025, and an increase of $1.28 billion from the fourth quarter of 2024.
●	Available-for-sale securities totaled $1.09 billion at December 31, 2025, compared to $1.16 billion at September 30, 2025 and $1.16 billion at December 31, 2024. The unrealized mark to market loss on securities totaled $43.1 million as of December 31, 2025, compared to $47.7 million as of September 30, 2025, and $68.6 million as of December 31, 2024, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended December 31, 2025, we had security purchases of $7.8 million and security maturities, calls and paydowns of $78.9 million, compared to security purchases of $20.6 million, security sales of $7.5 million, excluding the sale of Bancorp Financial’s $117.6 million available-for-sale securities portfolio after the acquisition closed, and security maturities, calls and paydowns of $41.1 million during the quarter ended September 30, 2025. During the quarter ended December 31, 2024, we had security purchases of $84.9 million and $101.2 million of maturities, calls, and paydowns. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$66,430	$598	3.57	$119,619	$1,255	4.16	$49,757	$542	4.33
Securities:
Taxable	979,060	9,136	3.70	1,016,279	9,872	3.85	1,017,530	8,899	3.48
Non-taxable (TE)[1]	150,573	1,543	4.07	149,621	1,563	4.14	162,494	1,614	3.95
Total securities (TE)[1]	1,129,633	10,679	3.75	1,165,900	11,435	3.89	1,180,024	10,513	3.54
FHLBC and FRBC Stock	30,085	390	5.14	25,961	381	5.82	27,493	562	8.13
Loans and loans held-for-sale[1,2]	5,278,643	90,969	6.84	5,217,349	91,342	6.95	4,003,041	64,012	6.36
Total interest earning assets	6,504,791	102,636	6.26	6,528,829	104,413	6.34	5,260,315	75,629	5.72
Cash and due from banks	52,040	-	-	51,357	-	-	54,340	-	-
Allowance for credit losses on loans	(73,718)	-	-	(72,354)	-	-	(45,040)	-	-
Other noninterest earning assets	477,064	-	-	491,421	-	-	394,928	-	-
Total assets	$6,960,177			$6,999,253			$5,664,543

Liabilities and Stockholders' Equity
NOW accounts	$682,729	$816	0.47	$668,439	$825	0.49	$573,271	$644	0.45
Money market accounts	958,672	4,561	1.89	954,964	4,979	2.07	722,491	3,128	1.72
Savings accounts	1,123,208	2,529	0.89	1,175,011	3,239	1.09	899,846	880	0.39
Time deposits	1,179,966	8,665	2.91	1,347,455	10,896	3.21	692,001	5,606	3.22
Interest bearing deposits	3,944,575	16,571	1.67	4,145,869	19,939	1.91	2,887,609	10,258	1.41
Securities sold under repurchase agreements	23,464	45	0.76	33,382	60	0.71	39,982	75	0.75
Other short-term borrowings	159,565	1,644	4.09	25,978	308	4.70	204,783	2,527	4.91
Junior subordinated debentures	25,774	288	4.43	25,774	288	4.43	25,773	289	4.46
Subordinated debentures	59,542	546	3.64	59,521	547	3.65	59,457	546	3.65
Notes payable and other borrowings	14,819	158	4.23	14,806	158	4.23	-	-	-
Total interest bearing liabilities	4,227,739	19,252	1.81	4,305,330	21,300	1.96	3,217,604	13,695	1.69
Noninterest bearing deposits	1,781,374	-	-	1,782,193	-	-	1,712,106	-	-
Other liabilities	67,078	-	-	61,732	-	-	66,952	-	-
Stockholders' equity	883,986	-	-	849,998	-	-	667,881	-	-
Total liabilities and stockholders' equity	$6,960,177			$6,999,253			$5,664,543
Net interest income (GAAP)		$83,051			$82,775			$61,584
Net interest margin (GAAP)			5.07			5.03			4.66

Net interest income (TE)[1]		$83,384			$83,113			$61,934
Net interest margin (TE)[1]			5.09			5.05			4.68
Interest bearing liabilities to earning assets	64.99%			65.94%			61.17%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2025 and 2024. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a TE basis, which is a non-GAAP financial measure as discussed in the table on page 18, and includes loan fee income of $1.9 million for the fourth quarter of 2025, loan fee income of $1.2 million for the third quarter of 2025, and loan fee income of $140,000 for the fourth quarter of 2024. Nonaccrual loans are included in the above stated average balances.

The decreased yield of eight basis points on interest earning assets compared to the linked period was primarily driven by the two 25 basis point rate cuts during the fourth quarter of 2025 and one 25 basis point rate cut in September 2025, reducing the income of our securities and loan portfolios in the fourth quarter of 2025. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 54 basis points on interest earning assets was primarily driven by increased yield on loans due to the Bancorp Financial acquisition as well as planned turnover in our securities portfolio with many older and lower yielding securities maturing and being replaced with higher yielding investments while maintaining the shorter duration portfolio composition. Average balances of loans and loans held for sale increased $1.28 billion in the fourth quarter of 2025 compared to the prior year like quarter, with a corresponding increase to the tax equivalent yield on the loan portfolio of 48 basis points year over year due to the Bancorp Financial acquisition. Average balances of securities available for sale decreased $50.4 million in the fourth quarter of 2025 compared to the prior year like quarter, but showed an increase to the tax equivalent yield on the securities available for sale portfolio of 21 basis points year over year primarily due to variable security rate resets and higher yielding investments.

Average balances of interest bearing deposit accounts have decreased since the third quarter of 2025 through the fourth quarter of 2025, from $4.15 billion to $3.94 billion. The decrease in average deposits along with the Fed rate cuts during the last four months of 2025 drove the decrease in interest bearing deposit expenses of $3.4 million compared to the prior linked quarter, which decreased the cost of interest bearing deposits from 191 basis points for the quarter ended September 30, 2025, to 167 basis points for the quarter ended December 31, 2025. We will continue to control the cost of funds by monitoring market activity as well as allowing remaining exception-priced deposits to run off naturally. An 18 basis point decrease in money market accounts, a 20 basis point decrease in savings accounts, and a 30 basis point decrease in time deposits for the quarter ended December 31, 2025 drove a significant portion of the decrease from the prior linked quarter. The cost of interest bearing deposits increased 26 basis points for the quarter ended December 31, 2025 from 141 basis points for the quarter ended December 31, 2024. A 17 basis point increase in the cost of money market accounts and a 50 basis point increase in savings accounts drove a significant portion of the overall increase from the prior year like quarter.  An increase in the volume of deposits related to the Bancorp Financial acquisition, as compared to rates, drove the $3.1 million of growth in interest expense related to time deposits, compared to the prior year like period.

Borrowing costs increased in the fourth quarter of 2025, compared to the third quarter of 2025, primarily due to the $133.6 million increase in average other short-term borrowings stemming from an increase in average daily FHLB advances over the prior linked quarter. The decrease of $45.2 million year over year of average FHLB advances was based on daily liquidity needs due to the changes in the funding mix as a result of recent acquisitions and was the primary driver of the $883,000 decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Notes payable of $14.8 million were assumed in the Bancorp Financial acquisition; these notes are FHLB long-term putable advances.

Our net interest margin, for both GAAP and TE presentations, showed growth over the prior linked quarter periods and over the prior year like quarter presented above. Our net interest margin (GAAP) increased four basis points to 5.07% for the fourth quarter of 2025, compared to 5.03% for the third quarter of 2025, and increased 41 basis points compared to 4.66% for the fourth quarter of 2024. Our net interest margin (TE) increased four basis points to 5.09% for the fourth quarter of 2025, compared to 5.05% for the third quarter of 2025, and increased 41 basis points compared to 4.68% for the fourth quarter of 2024. The increase in net interest margin for the fourth quarter of 2025, compared to the prior linked quarter, was driven by market interest rates and the effect on interest income and expense compared to interest earning asset and interest bearing liability balances. The net interest margin increased in the fourth quarter of 2025, compared to the prior year like quarter, primarily due to the higher yielding consumer loans, including powersport, in the Bancorp Financial acquisition, higher security yields, and the decrease in average other short-term borrowings and the corresponding reduction in interest expense. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				December 31, 2025
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Wealth management	$3,537	$3,515	$3,299	0.6	7.2
Service charges on deposits	2,855	2,920	2,657	(2.2)	7.5
Residential mortgage banking revenue
Secondary mortgage fees	123	92	88	33.7	39.8
MSRs mark to market (loss) gain	(428)	(389)	385	(10.0)	(211.2)
Mortgage servicing income	444	469	475	(5.3)	(6.5)
Net gain on sales of mortgage loans	657	620	516	6.0	27.3
Total residential mortgage banking revenue	796	792	1,464	0.5	(45.6)
Securities gains (losses), net	8	(1)	-	N/M	100.0
Change in cash surrender value of BOLI	834	1,175	767	(29.0)	8.7
Death benefit realized on BOLI	-	430	-	(100.0)	-
Card related income	2,723	2,768	2,572	(1.6)	5.9
Other income	1,401	1,510	851	(7.2)	64.6
Total noninterest income	$12,154	$13,109	$11,610	(7.3)	4.7

N/M - Not meaningful

Noninterest income decreased $955,000, or 7.3%, in the fourth quarter of 2025, compared to the third quarter of 2025, and increased $544,000, or 4.7%, compared to the fourth quarter of 2024. The decrease from the third quarter of 2025 was primarily driven by a $341,000 decrease in the cash surrender value of BOLI due to changes in market interest rates as well as the annual amortization of the cash value enhancement cost related to the BOLI portfolio restructuring a few years ago.  In addition, no death benefit on BOLI was realized during the fourth quarter of 2025, compared to $430,000 in the prior quarter.

The increase in noninterest income of $544,000 in the fourth quarter of 2025, compared to the fourth quarter of 2024, is primarily due to a $238,000 increase in wealth management income from growth in advisory, personal trust, and estate fees, a $198,000 increase in service charges on deposits, a $151,000 increase in card related income, and a $550,000 increase in other income primarily driven by powersport servicing fees. Partially offsetting the increase in noninterest income during the quarter was a $668,000 decrease in residential mortgage banking revenue mainly due to a $813,000 decrease in MSRs mark to market valuations.

Noninterest Expense

				December 31, 2025
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Salaries	$22,426	$31,360	$18,130	(28.5)	23.7
Officers' incentive	3,035	3,279	3,089	(7.4)	(1.7)
Benefits and other	5,535	5,084	4,394	8.9	26.0
Total salaries and employee benefits	30,996	39,723	25,613	(22.0)	21.0
Occupancy, furniture and equipment expense	5,092	4,937	4,457	3.1	14.2
Computer and data processing	4,798	4,002	2,659	19.9	80.4
FDIC insurance	720	854	628	(15.7)	14.6
Net teller & bill paying	701	691	575	1.4	21.9
General bank insurance	354	437	327	(19.0)	8.3
Amortization of core deposit intangible asset	1,235	1,251	716	(1.3)	72.5
Advertising expense	299	545	280	(45.1)	6.8
Card related expense	1,652	1,708	1,497	(3.3)	10.4
Legal fees	432	432	660	-	(34.5)
Consulting & management fees	518	2,471	883	(79.0)	(41.3)
Other real estate owned expense, net	81	128	2,019	(36.7)	(96.0)
Other expense	6,057	5,984	4,008	1.2	51.1
Total noninterest expense	$52,935	$63,163	$44,322	(16.2)	19.4
Efficiency ratio (GAAP)[1]	53.98%	64.46%	57.12%
Adjusted efficiency ratio (non-GAAP)[2]	51.28%	52.10%	54.61%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition expenses, net of gain or loss on branch sales, divided by the sum of net interest income on a fully TE basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI. See the discussion entitled “Non-GAAP Presentations” below and the table on page 19 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2025 decreased $10.2 million, or 16.2%, compared to the third quarter of 2025, and increased $8.6 million, or 19.4%, compared to the fourth quarter of 2024. The decrease in the fourth quarter of 2025, compared to the linked quarter, was primarily attributable to an $8.7 million decrease in salaries and employee benefits, of which $8.4 million was due to change in control, retention, and severance payouts that were incurred in the third quarter related to the Bancorp Financial acquisition. The decrease in the fourth quarter of 2025 was also attributable to a $2.0 million decrease in consulting & management fees, which was primarily due to the timing of costs incurred as a result of our acquisition of Bancorp Financial.

The year over year increase in noninterest expense is primarily attributable to a $5.4 million increase in salaries and employee benefits, primarily due to the Bancorp Financial acquisition and the additional employees that were retained, along with increases in annual base salary rates, officers’ incentives, and restricted stock expense in the fourth quarter of 2025. Also contributing to the increase was a $635,000 increase in occupancy, furniture and equipment, a $2.1 million increase in computer and data processing expenses, a $519,000 increase in core deposit intangible amortization, and a $2.0 million increase in other expense primarily due to costs associated with our acquisition of Bancorp Financial. Partially offsetting the increase in noninterest expense in the fourth quarter of 2025, compared to the fourth quarter of 2024, was a $1.9 million decrease in other real estate owned expense, net, as a $1.7 million OREO valuation reserve expense was recorded in the fourth quarter of 2024 based on valuation write downs on two OREO properties; no OREO valuation reserves were recorded in the fourth quarter of 2025.

Earning Assets

				December 31, 2025
Loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Commercial	$842,130	$786,095	$800,476	7.1	5.2
Leases	548,256	550,201	491,748	(0.4)	11.5
Commercial real estate – investor	1,212,384	1,257,328	1,078,829	(3.6)	12.4
Commercial real estate – owner occupied	706,567	680,412	683,283	3.8	3.4
Construction	173,630	176,387	201,716	(1.6)	(13.9)
Residential real estate – investor	70,225	69,362	49,598	1.2	41.6
Residential real estate – owner occupied	230,432	231,547	206,949	(0.5)	11.3
Multifamily	339,131	378,213	351,325	(10.3)	(3.5)
HELOC	235,293	234,885	103,388	0.2	127.6
Powersport	696,959	715,498	-	(2.6)	N/M
Other[1]	197,124	184,577	14,024	6.8	N/M
Total loans	$5,252,131	$5,264,505	$3,981,336	(0.2)	31.9

N/M - Not meaningful

1 Other class includes consumer loans, such as collector cars, manufactured homes, and solar loans, as well as overdrafts.

Total loans decreased by $12.4 million at December 31, 2025, compared to September 30, 2025, and increased by $1.27 billion compared to December 31, 2024. The decrease from the prior quarter is primarily due to reductions of $44.9 million to commercial real estate – investor and $39.1 million to multifamily, offset by increases of $56.0 million to commercial and $26.2 million to commercial real estate – owner occupied. The increase to total loans compared to the prior year is primarily due to the $1.19 billion portfolio acquired from Bancorp Financial, which expanded our consumer lending and added the powersport segment. Excluding the acquisition, we achieved organic loan growth, net of paydowns, of $76.1 million, or 1.9%, in the fourth quarter of 2025 compared to the prior year like quarter, primarily driven by commercial, leases,  and commercial real estate.

				December 31, 2025
Securities	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Securities available-for-sale, at fair value
U.S. Treasury	$165,860	$190,670	$194,143	(13.0)	(14.6)
U.S. government agencies	29,176	38,264	37,814	(23.8)	(22.8)
U.S. government agency mortgage-backed	88,780	93,051	100,277	(4.6)	(11.5)
States and political subdivisions	206,375	210,675	215,456	(2.0)	(4.2)
Collateralized mortgage obligations	359,305	378,236	368,616	(5.0)	(2.5)
Asset-backed securities	45,816	47,802	62,303	(4.2)	(26.5)
Collateralized loan obligations	194,464	198,098	183,092	(1.8)	6.2
Equity securities	747	684	-	9.2	N/M
Total securities available-for-sale	$1,090,523	$1,157,480	$1,161,701	(5.8)	(6.1)

N/M - Not meaningful

Our securities available-for-sale portfolio totaled $1.09 billion as of December 31, 2025, reflecting a decrease of $67.0 million from September 30, 2025, and a decrease of $71.2 million from December 31, 2024.  The portfolio continues to consist of high-quality fixed rate and floating rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				December 31, 2025
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Nonaccrual loans	$47,952	$34,126	$28,851	40.5	66.2
Loans past due 90 days or more and still accruing interest	4,879	13,859	1,436	(64.8)	239.8
Total nonperforming loans	52,831	47,985	30,287	10.1	74.4
Other real estate owned	1,427	6,416	21,617	(77.8)	(93.4)
Repossessed assets (1)	1,363	2,088	484	(34.7)	181.6
Total nonperforming assets	$55,621	$56,489	$52,388	(1.5)	6.2

30-89 days past due loans and still accruing interest	$52,169	$22,415	$11,702
Nonaccrual loans to total loans	0.9%	0.6%	0.7%
Nonperforming loans to total loans	1.0%	0.9%	0.8%
Nonperforming assets to total loans plus OREO and repossessed assets	1.1%	1.1%	1.3%
Purchased credit-deteriorated loans to total loans	1.5%	1.6%	0.4%

Allowance for credit losses	$72,301	$75,037	$43,619
Allowance for credit losses to total loans	1.4%	1.4%	1.1%
Allowance for credit losses to nonaccrual loans	150.8%	219.9%	151.2%

1 Repossessed assets are reported in other assets.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest. Purchased credit-deteriorated (“PCD”) loans acquired, primarily in our acquisitions of West Suburban and Bancorp Financial, totaled $78.6 million, net of purchase accounting adjustments, at December 31, 2025. No PCD loans were acquired with our FRME branch acquisition. PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				December 31, 2025
Classified loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Commercial	$51,587	$50,680	$24,748	1.8	108.4
Leases	2,428	1,277	523	90.1	364.2
Commercial real estate – investor	14,245	2,853	14,489	399.3	(1.7)
Commercial real estate – owner occupied	64,081	72,020	27,619	(11.0)	132.0
Construction	11,421	1,612	19,351	608.5	(41.0)
Residential real estate – investor	1,142	1,228	1,690	(7.0)	(32.4)
Residential real estate – owner occupied	1,897	1,839	1,851	3.2	2.5
Multifamily	1,494	1,183	1,165	26.3	28.2
HELOC	1,466	1,538	547	(4.7)	168.0
Powersport	68	-	-	N/M	N/M
Other[1]	270	30	10	800.0	N/M
Total classified loans	$150,099	$134,260	$91,993	11.8	63.2

N/M - Not meaningful.

1 Other class includes consumer loans such as collector cars, manufactured homes, solar loans, and overdrafts.

Classified loans as of December 31, 2025 increased $15.8 million from September 30, 2025, and increased $58.1 million from December 31, 2024. The net increase from the third quarter of 2025 included inflows of $42.4 million, mostly driven by downgrades of nine commercial relationships for $12.1 million, two commercial real estate – investor relationships for $11.4 million, and one construction relationship for $9.7 million. The increase of classified loans in the fourth quarter of 2025 were offset by $26.5 million of outflows, which primarily consist of $24.4 million of paid off loans, and $2.0 million of principal payment reductions. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy within commercial real estate.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2025, our allowance for credit losses (“ACL”) on loans totaled $72.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.1 million. In relation to the acquisition, in the third quarter of 2025, we recorded a day one purchase accounting credit mark of $17.5 million and a day two non-PCD provision expense of $13.2 million based on our assessment of the acquired loans. The fourth quarter of 2025 standard provision expense consisted of a $3.2 million provision for credit losses on loans, and a $245,000 reversal of provision for credit losses on unfunded commitments. The increase to the provision for credit losses for the fourth quarter of 2025 is driven by current period charge-offs, primarily within the powersport and commercial real estate – owner occupied portfolios, as well as a downgrade to substandard on one large commercial real estate credit. The decrease in ACL on unfunded commitments was primarily due to an adjustment to historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.

We recorded net charge-offs of $6.0 million in the fourth quarter of 2025, primarily within the powersport portfolio. The third quarter of 2025 provision expense of $6.5 million consisted of a $6.5 million provision for credit losses on loans, and $38,000 provision for credit losses on unfunded commitments in addition to the Day 2 provision of $13.2 million. We recorded net charge-offs of $5.1 million in the third quarter of 2025. In the fourth quarter of 2024, we recorded a provision expense of $3.5 million, which consisted of a $4.1 million provision for credit losses on loans and a $600,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge offs of $4.9 million in the fourth quarter of 2024. Our ACL on loans to total loans was 1.4% as of December 31, 2025 and September 30, 2025, and 1.1% December 31, 2024.

The ACL on unfunded commitments totaled $2.1 million as of December 31, 2025, $2.3 million as of September 30, 2025, and $1.9 million as of December 31, 2024.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2025	Total [2]	2025	Total [2]	2024	Total [2]
Commercial	$(44)	(0.7)	$385	7.5	$8,621	176.1
Leases	15	0.2	848	16.6	(38)	(0.8)
Commercial real estate – Investor	(14)	(0.2)	(15)	(0.3)	(173)	(3.5)
Commercial real estate – Owner occupied	1,125	18.8	(2)	-	(3,739)	(76.4)
Construction	-	-	(46)	(0.9)	-	-
Residential real estate – Investor	(1)	-	(2)	-	(2)	-
Residential real estate – Owner occupied	(11)	(0.2)	(7)	(0.1)	234	4.8
Multifamily	-	-	181	3.5	-	-
HELOC	(49)	(0.8)	(19)	(0.4)	(45)	(0.9)
Powersport	4,466	74.7	2,980	58.3	-	-
Other [1]	494	8.2	805	15.8	37	0.7
Net charge–offs / (recoveries)	$5,981	100.0	$5,108	100.0	$4,895	100.0

1 Other class includes consumer loans, such as collector cars and solar loans, and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2025 were $6.9 million, compared to $6.0 million for the third quarter of 2025 and $8.9 million for the fourth quarter of 2024. Gross recoveries were $875,000 for the fourth quarter of 2025, mostly comprised from powersport for $670,000, compared to $938,000 for the third quarter of 2025, driven by $705,000 powersport recoveries, and $4.1 million for the fourth quarter of 2024, which was mostly driven by $3.5 million of recoveries in commercial real estate – owner occupied. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however, recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $5.60 billion at December 31, 2025, a decrease of $164.2 million, or 2.9%, compared to $5.76 billion at September 30, 2025. This decline was driven primarily due to decreases in savings accounts of $21.1 million, money market accounts of $29.3 million, and time deposits of $146.8 million due to the roll off of higher rate brokered deposits and other exception-priced time deposits acquired from the Bancorp Financial acquisition. These decreases were partially offset by increases in NOW accounts of $31.9 million. We continue to allow exception priced deposits, mainly time deposits, and brokered deposits run off over time.

Total quarterly average deposits for the year over year period increased $1.13 billion, or 24.5%, driven by an increase in average time deposits of $488.0 million, NOW and money markets combined of $345.6 million, savings accounts of $223.4 million, and demand deposits of $69.3 million. The overall increase in quarterly average deposits for the year over year period was primarily due to the acquisition of Bancorp Financial in July 2025. Our quarterly average time deposits as of December 31, 2025 include $68.6 million of brokered deposits, compared to none at December 31, 2024. These brokered deposits were assumed with the acquisition of Bancorp Financial and are running off over the next few years.

Borrowings

As of December 31, 2025, we had $215.0 million in other short-term borrowings, compared to $165.0 million in short-term borrowings as of September 30, 2025 and $20.0 million as of December 31, 2024, all of which were short-term FHLB advances. In addition, we had $14.8 million of long-term FHLB advances, net of purchase accounting adjustments, assumed with the Bancorp Financial acquisition, which are reported in notes payable and other borrowings on the balance sheet.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 8.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 18 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “build,” and “near” or other statements that indicate future periods, such as “positioning” or “integration”. Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, balance sheet growth, building capital, and statements regarding the anticipated strategic and financial benefits of our acquisition of Bancorp Financial, including integration progress and competitive positioning. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as government shutdowns, trade disputes, epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, January 22, 2026, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our fourth quarter 2025 financial results. Investors may listen to our earnings call via a live webcast by accessing the link provided below, or alternatively, on the Events section of the Old Second Investor Relations website (https://investors.oldsecond.com/events). Investors are encouraged to register at the webcast link at least 10 minutes prior to the scheduled start of the call.

Webcast URL: https://www.webcaster5.com/Webcast/Page/2239/53419

A replay of the webcast will be available under the Events section of the Old Second Investor Relations website (https://investors.oldsecond.com/events) for up to one year after the earnings call date.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2025	2024
Assets
Cash and due from banks	$51,665	$52,175
Interest earning deposits with financial institutions	72,360	47,154
Cash and cash equivalents	124,025	99,329
Securities available-for-sale, at fair value	1,090,523	1,161,701
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	32,025	19,441
Loans held-for-sale	3,645	1,556
Loans	5,252,131	3,981,336
Less: allowance for credit losses on loans	72,301	43,619
Net loans	5,179,830	3,937,717
Premises and equipment, net	86,645	87,311
Other real estate owned	1,427	21,617
Mortgage servicing rights, at fair value	9,459	10,374
Goodwill	129,196	93,260
Core deposit intangible ("CDI")	23,692	22,031
Bank-owned life insurance (“BOLI”)	130,481	112,751
Deferred tax assets, net	31,276	26,619
Other assets	60,451	55,670
Total assets	$6,902,675	$5,649,377

Liabilities
Deposits:
Noninterest bearing demand	$1,739,117	$1,704,920
Interest bearing:
Savings, NOW, and money market	2,745,540	2,315,134
Time	1,111,412	748,677
Total deposits	5,596,069	4,768,731
Securities sold under repurchase agreements	23,769	36,657
Other short-term borrowings	215,000	20,000
Junior subordinated debentures	25,774	25,773
Subordinated debentures	59,552	59,467
Notes payable and other borrowings	14,825	-
Other liabilities	70,918	67,715
Total liabilities	6,005,907	4,978,343

Stockholders’ Equity
Common stock	53,015	44,908
Additional paid-in capital	341,451	205,284
Retained earnings	537,231	469,165
Accumulated other comprehensive loss, net	(28,738)	(47,748)
Treasury stock	(6,191)	(575)
Total stockholders’ equity	896,768	671,034
Total liabilities and stockholders’ equity	$6,902,675	$5,649,377

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Interest and dividend income
Loans, including fees	$90,925	$63,967	$305,775	$253,319
Loans held-for-sale	35	34	127	94
Securities:
Taxable	9,136	8,899	38,194	34,656
Tax exempt	1,219	1,275	4,943	5,164
Dividends from FHLBC and FRBC stock	390	562	1,517	2,278
Interest bearing deposits with financial institutions	598	542	4,625	2,393
Total interest and dividend income	102,303	75,279	355,181	297,904
Interest expense
Savings, NOW, and money market deposits	7,906	4,652	27,468	17,866
Time deposits	8,665	5,606	28,898	20,147
Securities sold under repurchase agreements	45	75	229	337
Other short-term borrowings	1,644	2,527	1,969	14,607
Junior subordinated debentures	288	289	1,152	1,127
Subordinated debentures	546	546	2,185	2,185
Notes payable and other borrowings	158	-	316	-
Total interest expense	19,252	13,695	62,217	56,269
Net interest and dividend income	83,051	61,584	292,964	241,635
Provision for credit losses	3,000	3,500	27,553	12,750
Net interest and dividend income after provision for credit losses	80,051	58,084	265,411	228,885
Noninterest income
Wealth management	3,537	3,299	13,244	11,426
Service charges on deposits	2,855	2,657	11,282	10,226
Secondary mortgage fees	123	88	372	287
Mortgage servicing rights mark to market (loss) gain	(428)	385	(1,918)	(723)
Mortgage servicing income	444	475	1,865	1,942
Net gain on sales of mortgage loans	657	516	2,291	1,805
Securities gains, net	8	-	7	-
Change in cash surrender value of BOLI	834	767	3,197	3,619
Death benefit realized on BOLI	-	-	430	905
Card related income	2,723	2,572	10,619	10,114
Other income	1,401	851	4,973	4,218
Total noninterest income	12,154	11,610	46,362	43,819
Noninterest expense
Salaries and employee benefits	30,996	25,613	124,662	98,025
Occupancy, furniture and equipment	5,092	4,457	19,054	16,159
Computer and data processing	4,798	2,659	13,840	9,473
FDIC insurance	720	628	2,844	2,543
Net teller & bill paying	701	575	2,720	2,244
General bank insurance	354	327	1,449	1,268
Amortization of core deposit intangible	1,235	716	4,545	2,440
Advertising expense	299	280	1,331	1,243
Card related expense	1,652	1,497	6,229	5,555
Legal fees	432	660	1,724	1,326
Consulting & management fees	518	883	3,942	2,496
Other real estate expense, net	81	2,019	2,117	2,220
Other expense	6,057	4,008	19,565	14,756
Total noninterest expense	52,935	44,322	204,022	159,748
Income before income taxes	39,270	25,372	107,751	112,956
Provision for income taxes	10,483	6,262	27,441	27,692
Net income	$28,787	$19,110	$80,310	$85,264

Basic earnings per share	$0.55	$0.42	$1.64	$1.90
Diluted earnings per share	0.54	0.42	1.62	1.87
Dividends declared per share	0.07	0.06	0.25	0.21

Ending common shares outstanding	52,669,224	44,873,467	52,669,224	44,873,467
Weighted-average basic shares outstanding	52,667,899	44,856,870	48,875,540	44,828,290
Weighted-average diluted shares outstanding	53,480,431	45,671,352	49,669,539	45,639,351

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2025				2024
Assets	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Cash and due from banks	$52,040	$51,357	$47,875	$52,550	$54,340	$54,279	$54,286	$54,533
Interest earning deposits with financial institutions	66,430	119,619	166,366	97,645	49,757	48,227	50,740	48,088
Cash and cash equivalents	118,470	170,976	214,241	150,195	104,097	102,506	105,026	102,621

Securities available-for-sale, at fair value	1,129,633	1,165,900	1,190,123	1,181,257	1,180,024	1,173,948	1,179,430	1,182,888
FHLBC and FRBC stock	30,085	25,961	19,200	19,441	27,493	30,268	27,574	31,800
Loans held-for-sale	3,254	1,975	2,375	1,343	2,027	1,557	1,050	746
Loans	5,275,389	5,215,374	3,958,275	3,957,730	4,001,014	3,965,160	3,957,454	4,018,631
Less: allowance for credit losses on loans	73,718	72,354	41,544	43,543	45,040	42,683	43,468	44,295
Net loans	5,201,671	5,143,020	3,916,731	3,914,187	3,955,974	3,922,477	3,913,986	3,974,336

Premises and equipment, net	87,449	88,304	87,081	87,709	84,364	82,977	82,332	80,493
Other real estate owned	4,410	6,464	2,099	13,388	20,136	7,471	4,657	5,123
Mortgage servicing rights, at fair value	9,490	9,632	9,856	10,211	10,060	10,137	10,754	10,455
Goodwill	130,135	127,873	93,232	93,253	88,320	86,477	86,477	86,477
Core deposit intangible	24,281	25,539	20,462	21,490	12,799	9,768	10,340	10,913
Bank-owned life insurance ("BOLI")	130,151	128,870	113,326	112,848	112,243	110,901	110,440	109,867
Deferred tax assets, net	32,705	30,375	23,549	25,489	23,549	25,666	32,969	31,323
Other assets	58,443	74,364	44,431	43,506	43,457	50,989	50,423	49,681
Total other assets	477,064	491,421	394,036	407,894	394,928	384,386	388,392	384,332
Total assets	$6,960,177	$6,999,253	$5,736,706	$5,674,317	$5,664,543	$5,615,142	$5,615,458	$5,676,723

Liabilities
Deposits:
Noninterest bearing demand	$1,781,374	$1,782,193	$1,729,287	$1,703,382	$1,712,106	$1,691,450	$1,769,543	$1,819,476
Interest bearing:
Savings, NOW, and money market	2,764,609	2,798,414	2,424,947	2,370,408	2,195,608	2,142,307	2,195,898	2,202,485
Time	1,179,966	1,347,455	695,946	725,314	692,001	651,663	610,705	558,463
Total deposits	5,725,949	5,928,062	4,850,180	4,799,104	4,599,715	4,485,420	4,576,146	4,580,424

Securities sold under repurchase agreements	23,464	33,382	35,419	34,529	39,982	45,420	37,430	30,061
Other short-term borrowings	159,565	25,978	-	1,444	204,783	305,489	242,912	332,198
Junior subordinated debentures	25,774	25,774	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,542	59,521	59,500	59,478	59,457	59,436	59,414	59,393
Notes payable and other borrowings	14,819	14,806	-	-	-	-	-	-
Other liabilities	67,078	61,732	59,580	70,411	66,952	54,453	68,530	60,024
Total liabilities	6,076,191	6,149,255	5,030,452	4,990,739	4,996,662	4,975,991	5,010,205	5,087,873

Stockholders' equity
Common stock	53,015	53,015	45,094	45,028	44,908	44,908	44,908	44,787
Additional paid-in capital	340,870	339,612	205,706	205,433	205,356	204,558	203,654	202,688
Retained earnings	526,910	500,075	497,224	479,011	462,631	443,435	424,262	405,201
Accumulated other comprehensive loss	(30,594)	(36,823)	(41,080)	(44,853)	(44,251)	(52,907)	(66,682)	(63,365)
Treasury stock	(6,215)	(5,881)	(690)	(1,041)	(763)	(843)	(889)	(461)
Total stockholders' equity	883,986	849,998	706,254	683,578	667,881	639,151	605,253	588,850
Total liabilities and stockholders' equity	$6,960,177	$6,999,253	$5,736,706	$5,674,317	$5,664,543	$5,615,142	$5,615,458	$5,676,723

Total Earning Assets	$6,504,791	$6,528,829	$5,336,339	$5,257,416	$5,260,315	$5,219,160	$5,216,248	$5,282,153
Total Interest Bearing Liabilities	4,227,739	4,305,330	3,241,585	3,216,946	3,217,604	3,230,088	3,172,132	3,208,373

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2025				2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$90,925	$91,301	$61,954	$61,595	$63,967	$64,528	$62,151	$62,673
Loans held-for-sale	35	31	39	22	34	27	19	14
Securities:
Taxable	9,136	9,872	9,959	9,227	8,899	9,113	8,552	8,092
Tax exempt	1,219	1,235	1,229	1,260	1,275	1,291	1,292	1,306
Dividends from FHLB and FRBC stock	390	381	273	473	562	497	584	635
Interest bearing deposits with financial institutions	598	1,255	1,784	988	542	616	625	610
Total interest and dividend income	102,303	104,075	75,238	73,565	75,279	76,072	73,223	73,330
Interest Expense
Savings, NOW, and money market deposits	7,906	9,043	5,606	4,913	4,652	4,860	4,317	4,037
Time deposits	8,665	10,896	4,508	4,829	5,606	5,539	4,961	4,041
Securities sold under repurchase agreements	45	60	56	68	75	93	83	86
Other short-term borrowings	1,644	308	-	17	2,527	4,185	3,338	4,557
Junior subordinated debentures	288	288	288	288	289	270	288	280
Subordinated debentures	546	547	546	546	546	547	546	546
Notes payable and other borrowings	158	158	-	-	-	-	-	-
Total interest expense	19,252	21,300	11,004	10,661	13,695	15,494	13,533	13,547
Net interest and dividend income	83,051	82,775	64,234	62,904	61,584	60,578	59,690	59,783
Provision for credit losses	3,000	19,653	2,500	2,400	3,500	2,000	3,750	3,500
Net interest and dividend income after provision for credit losses	80,051	63,122	61,734	60,504	58,084	58,578	55,940	56,283
Noninterest Income
Wealth management	3,537	3,515	3,103	3,089	3,299	2,787	2,779	2,561
Service charges on deposits	2,855	2,920	2,788	2,719	2,657	2,646	2,508	2,415
Secondary mortgage fees	123	92	84	73	88	84	65	50
Mortgage servicing rights mark to market (loss) gain	(428)	(389)	(531)	(570)	385	(964)	(238)	94
Mortgage servicing income	444	469	472	480	475	466	513	488
Net gain on sales of mortgage loans	657	620	550	464	516	507	468	314
Securities gains (losses), net	8	(1)	-	-	-	(1)	-	1
Change in cash surrender value of BOLI	834	1,175	690	498	767	860	820	1,172
Death benefit realized on BOLI	-	430	-	-	-	12	893	-
Card related income	2,723	2,768	2,716	2,412	2,572	2,589	2,577	2,376
Other income	1,401	1,510	1,026	1,036	851	1,595	742	1,030
Total noninterest income	12,154	13,109	10,898	10,201	11,610	10,581	11,127	10,501
Noninterest Expense
Salaries and employee benefits	30,996	39,723	26,950	26,993	25,613	24,676	23,424	24,312
Occupancy, furniture and equipment	5,092	4,937	4,477	4,548	4,457	3,876	3,899	3,927
Computer and data processing	4,798	4,002	2,692	2,348	2,659	2,375	2,184	2,255
FDIC insurance	720	854	642	628	628	632	616	667
Net teller & bill paying	701	691	670	658	575	570	578	521
General bank insurance	354	437	328	330	327	320	312	309
Amortization of core deposit intangible	1,235	1,251	1,022	1,037	716	570	574	580
Advertising expense	299	545	320	167	280	299	472	192
Card related expense	1,652	1,708	1,489	1,380	1,497	1,458	1,323	1,277
Legal fees	432	432	388	472	660	202	238	226
Consulting & management fees	518	2,471	527	426	883	480	797	336
Other real estate expense, net	81	128	35	1,873	2,019	242	(87)	46
Other expense	6,057	5,984	3,879	3,645	4,008	3,608	3,547	3,593
Total noninterest expense	52,935	63,163	43,419	44,505	44,322	39,308	37,877	38,241
Income before income taxes	39,270	13,068	29,213	26,200	25,372	29,851	29,190	28,543
Provision for income taxes	10,483	3,197	7,391	6,370	6,262	6,900	7,299	7,231
Net income	$28,787	$9,871	$21,822	$19,830	$19,110	$22,951	$21,891	$21,312

Basic earnings per share (GAAP)	$0.55	$0.19	$0.49	$0.44	$0.42	$0.52	$0.48	$0.48
Diluted earnings per share (GAAP)	0.54	0.18	0.48	0.43	0.42	0.50	0.48	0.47
Dividends paid per share	0.07	0.06	0.06	0.06	0.06	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Net Income
Income before income taxes (GAAP)	$39,270	$13,068	$25,372
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	13,153	-
Securities (gains) losses, net	(8)	1	-
Death benefit related to BOLI	-	(430)	-
MSR losses (gains)	428	389	(385)
Acquisition related costs, net of losses on branch sales	2,296	11,508	1,521
Adjusted net income before taxes	41,986	37,689	26,508
Taxes on adjusted net income [1]	11,208	9,326	6,542
Adjusted net income (non-GAAP)	$30,778	$28,363	$19,966

Basic earnings per share (GAAP)	$0.55	$0.19	$0.40
Diluted earnings per share (GAAP)	0.54	0.18	0.40
Adjusted basic earnings per share (non-GAAP)	0.59	0.54	0.45
Adjusted diluted earnings per share (non-GAAP)	0.58	0.53	0.44

Total average assets	6,960,177	6,999,253	5,664,543

Return on average assets (GAAP)	1.64%	0.56%	1.34%
Adjusted return on average assets (non-GAAP)	1.75	1.61	1.40

1 Adjusted net income for the quarter ended September 30, 2025 uses a blended income tax rate of 24.74%, which is slightly higher than the effective tax rate utilized for GAAP earnings due to the tax treatment of certain acquisition related costs.

	Quarters Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Net Interest Margin
Interest income (GAAP)	$102,303	$104,075	$75,279
Taxable-equivalent adjustment:
Loans	9	10	11
Securities	324	328	339
Interest income (TE)	102,636	104,413	75,629
Interest expense (GAAP)	19,252	21,300	13,695
Net interest income (TE)	$83,384	$83,113	$61,934
Net interest income (GAAP)	$83,051	$82,775	$61,584
Average interest earning assets	$6,504,791	$6,528,829	$5,260,315
Net interest margin (TE)	5.09%	5.05%	4.68%
Net interest margin (GAAP)	5.07%	5.03%	4.66%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended

	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2025	2024
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$52,935	$63,163	$44,322	$52,935	$63,163	$44,322
Less amortization of core deposit	1,235	1,251	716	1,235	1,251	716
Less other real estate expense, net	81	128	2,019	81	128	2,019
Less acquisition related costs, net of losses on branch sales	N/A	N/A	N/A	2,296	11,508	1,521
Noninterest expense less adjustments	$51,619	$61,784	$41,587	$49,323	$50,276	$40,066

Net interest income	$83,051	$82,775	$61,584	$83,051	$82,775	$61,584
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	9	10	11
Securities	N/A	N/A	N/A	324	328	339
Net interest income including adjustments	83,051	82,775	61,584	83,384	83,113	61,934
Noninterest income	12,154	13,109	11,610	12,154	13,109	11,610
Less death benefit related to BOLI	-	430	-	-	430	-
Less securities gains (losses)	8	(1)	-	8	(1)	-
Less MSRs mark to market (losses) gains	(428)	(389)	385	(428)	(389)	385
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	222	312	203
Noninterest income including adjustments	12,574	13,069	11,225	12,796	13,381	11,428

Net interest income including adjustments plus noninterest income including adjustments	$95,625	$95,844	$72,809	$96,180	$96,494	$73,362
Efficiency ratio / Adjusted efficiency ratio	53.98%	64.46%	57.12%	51.28%	52.10%	54.61%

N/A - Not applicable.

	Quarters Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Adjusted Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$28,787	$9,871	$19,110

Income before income taxes (GAAP)	$39,270	$13,068	$25,372
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	13,153	-
Securities (gains) losses, net	(8)	1
MSR losses (gains)	428	389	(385)
Merger-related costs, net of gains on branch sales	2,296	11,508	1,521
Death benefit related on BOLI	-	(430)	-
Amortization of core deposit intangibles	1,235	1,251	716
Adjusted net income, excluding intangibles amortization, before taxes	43,221	38,940	27,224
Taxes on adjusted net income [1]	11,538	9,632	6,719
Adjusted net income, excluding intangibles amortization (non-GAAP)	$31,683	$29,308	$20,505

Total Average Common Equity	$883,986	849,998	$667,881
Less Average goodwill and intangible assets	154,416	153,412	101,119
Average tangible common equity (non-GAAP)	$729,570	$696,586	$566,762

Return on average common equity (GAAP)	12.92%	4.61%	11.38%
Return on average tangible common equity (non-GAAP)	16.15%	6.16%	13.79%
Adjusted return on average tangible common equity (non-GAAP)	17.23%	16.69%	14.39%

1 Adjusted net income for the quarter ended September 30, 2025 uses a blended income tax rate of 24.74%, which is slightly higher than the effective tax rate utilized for GAAP earnings due to the tax treatment of certain acquisition related costs.